Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated January 12, 2015

North America Structured Investments

3yr Auto Callable Review Notes Linked to SPX/RTY

J.P.Morgan

Overview

May be appropriate for investors who seek early exit prior to maturity at a premium if, on any Review Date, the Index closing level of each of the Indices is at or above its Call Level. If the notes have not been automatically called, investors will receive their principal back at maturity if the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount, but will lose some or all of their principal if the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount.

You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer: JPMorgan Chase & Co.

Minimum Denomination: $1,000.00

Indices: S&P 500 Index (SPX) and Russell 2000 Index (RTY)

Pricing Date: January 27, 2015

Final Review Date: January 29, 2018

Maturity Date: February 01, 2018

Call Level: With respect to each Index, an amount that represents 100% of its Initial Index Level for each Review Date

Review Dates: February 03, 2016, January 27, 2017 and January 29, 2018 (final Review Date)

Payment if Called*: For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

at least 9.00% × $1,000 if automatically called on the first Review Date at least 18.00% × $1,000 if automatically called on the second Review Date at least 27.00% × $1,000 if automatically called on the final Review Date

Buffer Amount: 25%

Initial Index Level: With respect to each Index, the closing level of that Index on the Pricing Date

Ending Index Level: With respect to each Index, the closing level of that Index on the Final Review Date

CUSIP: 48127D4Z8

Preliminary Term sheet: http://sp.jpmorgan.com/document/cusip/48127D4Z8/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

* To be determined on the Pricing Date, but not less than 9.00%.

Automatic Call

If the Index closing level of each Index on any Review Date is greater than or equal to the applicable Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium and that will be payable on the applicable Call Settlement Date.

Payment at Maturity

If the notes have not been automatically called and the Ending Index Level of each Index is greater than or equal to its Initial Index Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to $1,270 If the notes have not been automatically called and the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level.

Hypothetical Amount Payable**

Lesser Performing Index Return	Total Return if Called at First Review Date***	Total Return if Called at Second Review Date***	Total Return at Final Review Date***
80.00%	9.00%	18.00%	27.00%
60.00%	9.00%	18.00%	27.00%
40.00%	9.00%	18.00%	27.00%
20.00%	9.00%	18.00%	27.00%
5.00%	9.00%	18.00%	27.00%
0.00%	9.00%	18.00%	27.00%
-5.00%	N/A	N/A	0.00%
-20.00%	N/A	N/A	0.00%
-25.00%	N/A	N/A	0.00%
-25.01%	N/A	N/A	-25.01%
-60.00%	N/A	N/A	-60.00%
-80.00%	N/A	N/A	-80.00%
-100.00%	N/A	N/A	-100.00%

** The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower

***Returns outlined above are in addition to the return of principal if the notes are called on any review date.

Payment at Maturity (Continued)

If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount, you will lose more than 25% of you principal amount and could lose up to the entire principal amount of your notes at maturity.

Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary term sheet.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments

3yr Auto Callable Review Notes Linked to SPX/RTY

Selected Benefits Selected Risks (continued)
[] Fixed appreciation potential [] JPMS' estimated value does not represent future values and may differ from others'
[] Potential early exit with appreciation as a result of automatic call feature. estimates.
Selected Risks [] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
[] Your investment in the notes may result in a loss. The notes do not guarantee any return of

                [] JPMS' estimated value is not determined by reference to our credit spreads for our principal.
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to conventional fixed rate debt. maturity are subject to changes in the market's view of our creditworthiness. [] Lack of liquidity:
JPMorgan Securities, LLC, acting as agent for the Issuer (and who we
[] You are exposed to the risks of the decline in value of each Index. refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not
[] Your payment at maturity may be determined by the lesser performing Index.
required to do so. The price, if any, at which JPMS will be willing to purchase notes from you
[] Return is limited to the principal amount plus call premium regardless of any appreciation of the in the secondary market, if at all, may result in a significant loss of your principal. Indices, which may be significant. []
Potential conflicts: we and our affiliates play a variety of roles in connection with the
[] If the notes have not been automatically called and the Ending Index Level of either Index is less issuance of notes, including acting as calculation agent, hedging our obligations under the than its Initial Level by more than the Buffer Amount, you will lose 1% of your principal for every notes and making the assumptions to determine the pricing of the notes and the estimated
1% the final level of the lesser performing Underlying is less than its Initial
Level. value of the notes when the terms of the notes are set. It is possible that such hedging or
[] The benefit provided by the Buffer Amount may terminate on the Final Review
Date. other trading activities of JPMorgan or its affiliates could result in substantial returns for
[] The automatic call feature may force a potential early exit. There is no guarantee you will be able JPMorgan and its affiliates while the value of the notes decline. to reinvest the proceeds at a comparable interest rate for a similar level of risk. [] The tax consequences of the notes may be uncertain.
You should consult your tax adviser
[] No interest or dividend payments, voting rights, or ownership rights with the securities included in regarding the U.S. federal income tax consequences of an investment in the notes. the Index.
[] You are exposed to the risks associated with small capitalization companies.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J.P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com